Exhibit 99.1

Contact:	Mary Ann Jackson Investor Relations 952-487-7538 mjackson@apog.com

For Immediate Release

Wednesday, December 15, 2010

APOGEE REPORTS FISCAL 2011 THIRD-QUARTER RESULTS

MINNEAPOLIS, MN (December 15, 2010) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2011 third-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY11 THIRD QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $147.2 million were down 18 percent.

•	Operating loss was $1.8 million, compared to earnings of $16.1 million.

•	Loss from continuing operations was $0.08 per share, versus earnings of $0.39 per share.

•	Architectural segment revenues declined 21 percent, with an operating loss of $8.4 million.

•	Backlog ended at $165.7 million, compared to $193.0 million at the end of the second quarter and $246.4 million at the end of the prior-year period.

•	Large-scale optical segment revenues were flat, as was operating income at $7.4 million.

•	Cash and short-term investments totaled $46.4 million, compared to $69.4 million at the end of the second quarter and $102.6 million at the end of fiscal 2010.

•	Brazilian architectural glass fabricator Glassec, now Glassec Viracon, was acquired for approximately $22 million in cash during the quarter.

Commentary

“Although our results continue to be impacted by extremely challenging commercial construction market conditions, we remain focused on our strategies and longer-term opportunities for Apogee,” said Russell Huffer, Apogee chairman and chief executive officer. “Our purchase of a leading architectural glass fabricator in Brazil during the quarter gives Apogee entrée to the large developing market for energy-efficient architectural glass products in Latin America. Despite a difficult quarter, we have maintained a strong balance sheet, with more than $45 million in cash and short-term investments after funding the acquisition.

“Third-quarter architectural segment revenues declined year over year but improved slightly from the second quarter as overall non-residential construction markets remain stagnant; we incurred architectural segment operating losses primarily due to low architectural glass pricing and low volume in the

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Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com

Apogee Enterprises, Inc.

segment,” he said. “Our third-quarter reported architectural backlog declined compared to the second quarter; however, the total of our backlog along with the dollar value of awarded projects awaiting final signed contracts was comparable to the second quarter level.

“Our picture framing business maintained revenues and strong operating income in our seasonally strongest quarter as customers continued to utilize our best value-added framing products,” said Huffer.

“Despite the ongoing extremely difficult conditions for our architectural businesses, we believe that we are well positioned for the eventual rebound in our markets with our strong balance sheet, leading green energy-efficient products, and operational and strategic initiatives,” he said.

FY11 THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $125.7 million were down 21 percent.

•	Volume and pricing decreased across the architectural businesses, with architectural glass revenues especially impacted by lower pricing.

•	Results from the acquisition of Glassec, which closed late in the quarter, were not material.

•	Operating loss was $8.4 million, compared to income of $9.6 million.

•	Low pricing in the architectural glass business as well as low volume in the segment resulted in the operating loss.

•

Segment results included a net benefit of approximately $1 million resulting from recoveries of costs incurred in the second and third quarters to resolve architectural glass quality issues from a vendor-supplied material.

•	Backlog ended at $165.7 million, compared to $193.0 million at the end of the second quarter and $246.4 million in the prior-year period.

•

Bidding activity, which continues to be driven by institutional work (government, education and health care projects), remains solid; however, the timing of bid to award and contract signing remains slow.

•

The institutional sector declined slightly to two-thirds of the backlog, while office projects increased slightly to a quarter of the backlog; and the condo and hotel/entertainment sectors are each a small percentage of future projects.

•	Approximately $87 million, or 52 percent, of the backlog is expected to be delivered in fiscal 2011, and approximately $68 million, or 41 percent, in fiscal 2012.

Large-Scale Optical Technologies

•	Revenues of $21.5 million were flat.

•	Operating income at $7.4 million was also flat.

•	Operating margin was 34.5 percent, compared to 34.4 percent in the pre-holiday seasonally strong quarter for picture framing.

•	Despite soft retail market conditions, customers continued to use our best-value added products for their picture framing projects.

Financial Condition

•	Long-term debt increased to $21.6 million, up from $8.4 million at the end of fiscal 2010.

•	Long-term debt includes $20.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

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Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com

Apogee Enterprises, Inc.

•

Cash and short-term investments totaled $46.4 million after the use of approximately $22 million for the architectural glass acquisition. This compares to $69.4 million at the end of the second quarter and $102.6 million at the end of fiscal 2010.

•	Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $52.4 million, compared to $15.1 million at the end of fiscal 2010.

•	Capital expenditures year-to-date were $7.5 million, down 2 percent from the prior-year period.

•	Depreciation and amortization year-to-date were $20.5 million, down 7 percent from the prior-year period.

OUTLOOK

“We estimate that companywide revenues for fiscal 2011 will be down approximately 17 percent, with fourth-quarter revenues comparable to the prior-year period,” Huffer said. “We anticipate a loss for the fourth quarter and the full year, as expected earnings in our large-scale optical segment will be unable to offset architectural segment losses. We expect fourth-quarter cash flow from operations will be flat to slightly positive, despite a challenging quarter where we anticipate tough pricing in architectural glass on volumes expected to be down from the third quarter.

“Looking to fiscal 2012, we are expecting to be profitable for the year as architectural glass price increases should begin to flow through early in the year,” he said. “We don’t anticipate much help from our markets, which are not expected to show significant improvement until later in calendar 2011, given that Apogee is a very late cycle company that lags commercial construction markets by several months.

“We continue to book new orders for fiscal 2012 and beyond,” Huffer said. “Even though our reported backlog declined in the third quarter, the total of our backlog along with the dollar value of awarded projects awaiting final signed contracts before being added to backlog held steady compared to the second quarter.

“At this time, we are maintaining architectural capacity and people to be well positioned for growth when our markets improve,” he said. “We are focused on increasing pricing and productivity where possible, while reducing costs. We also continue to work on longer-term strategies to expand our energy-efficient products and architectural glass international penetration, including in Latin American markets with the Glassec acquisition.

“We believe we have the financial strength to weather the weak market conditions,” Huffer said. “In the meantime, we are capturing energy-efficient, complex value-added work in the institutional sector, including installation projects in new geographies, and the limited number of available large commercial projects.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Brazilian commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Glassec Viracon business; and (B) the large-scale optical segment: i) markets that are impacted by consumer

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Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com

Apogee Enterprises, Inc.

confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing and discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2010.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, December 16. To participate in the teleconference, call 1-866-202-3048 toll free or 617-213-8843 international, access code 93256867. The replay will be available from noon Central Time on December 16 through midnight Central Time on Thursday, December 23, by calling 1-888-286-8010 toll free, access code 20635432. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended November 27, 2010	Thirteen Weeks Ended November 28, 2009	% Change	Thirty-nine Weeks Ended November 27, 2010	Thirty-nine Weeks Ended November 28, 2009	% Change

Net sales	$147,200	$179,812	-18%	$434,879	$548,104	-21%
Cost of goods sold	124,140	135,245	-8%	374,980	413,557	-9%

Gross profit	23,060	44,567	-48%	59,899	134,547	-55%
Selling, general and administrative expenses	24,901	28,514	-13%	75,243	88,938	-15%

Operating (loss) income	(1,841)	16,053	N/M	(15,344)	45,609	N/M
Interest income	256	171	50%	685	614	12%
Interest expense	147	149	-1%	440	461	-5%
Other income, net	239	90	166%	384	191	101%

(Loss) earnings from continuing operations before income taxes	(1,493)	16,165	N/M	(14,715)	45,953	N/M
Income taxes	829	5,440	-85%	(3,923)	15,019	N/M

(Loss) earnings from continuing operations	(2,322)	10,725	N/M	(10,792)	30,934	N/M
Earnings from discontinued operations	—	—	—	4,870	335	1354%

Net (loss) earnings	($2,322)	$10,725	N/M	($5,922)	$31,269	N/M

Earnings per share - basic:
(Loss) earnings from continuing operations	($0.08)	$0.39	N/M	($0.39)	$1.13	N/M
Earnings from discontinued operations	$—	$—	—	$0.18	$0.01	1700%
Net (loss) earnings	($0.08)	$0.39	N/M	($0.21)	$1.14	N/M

Average common shares outstanding	27,608,311	27,370,931	1%	27,616,225	27,368,787	1%

Earnings per share - diluted:
(Loss) earnings from continuing operations	($0.08)	$0.39	N/M	($0.39)	$1.12	N/M
Earnings from discontinued operations	$—	$—	—	$0.18	$0.01	1700%
Net (loss) earnings	($0.08)	$0.39	N/M	($0.21)	$1.13	N/M

Average common and common equivalent shares outstanding	27,608,311	27,737,846	0%	27,616,225	27,657,350	0%

Cash dividends per common share	$0.0815	$0.0815	0%	$0.2445	$0.2445	0%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended November 27, 2010	Thirteen Weeks Ended November 28, 2009	% Change	Thirty-nine Weeks Ended November 27, 2010	Thirty-nine Weeks Ended November 28, 2009	% Change
Sales
Architectural	$125,742	$158,205	-21%	$379,421	$495,499	-23%
Large-Scale Optical	21,458	21,611	-1%	55,499	52,615	5%
Eliminations	—	(4)	N/M	(41)	(10)	N/M

Total	$147,200	$179,812	-18%	$434,879	$548,104	-21%

Operating (loss) income
Architectural	($8,363)	$9,594	N/M	($27,771)	$35,229	N/M
Large-Scale Optical	7,411	7,427	0%	15,015	13,274	13%
Corporate and other	(889)	(968)	8%	(2,588)	(2,894)	11%

Total	($1,841)	$16,053	N/M	($15,344)	$45,609	N/M

Consolidated Condensed Balance Sheets

(Unaudited)

	November 27, 2010	February 27, 2010
Assets
Current assets	$211,114	$246,586
Net property, plant and equipment	184,561	185,519
Other assets	111,965	94,749

Total assets	$507,640	$526,854

Liabilities and shareholders’ equity
Current liabilities	$112,230	$128,887
Long-term debt	21,569	8,400
Other liabilities	40,918	45,977
Shareholders’ equity	332,923	343,590

Total liabilities and shareholders’ equity	$507,640	$526,854

N/M = Not meaningful

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Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirty-nine Weeks Ended November 27, 2010	Thirty-nine Weeks Ended November 28, 2009

Net (loss) earnings	($5,922)	$31,269
Net earnings from discontinued operations	(4,870)	(335)
Depreciation and amortization	20,528	22,158
Stock-based compensation	3,764	3,066
Other, net	(4,344)	(245)
Changes in operating assets and liabilities, net of effect of acquisitions	(34,282)	17,952

Net cash (used in) provided by continuing operating activities	(25,126)	73,865

Capital expenditures	(7,539)	(7,682)
Proceeds on sale of property	178	96
Acquisition of intangibles	(10)	—
Acquisition of businesses, net of cash acquired	(21,162)	—
Purchases of restricted investments	(11,839)	—
Net sales (purchases) of short-term investments and marketable securities	29,040	(14,259)

Net cash used in investing activities	(11,332)	(21,845)

Net proceeds from long-term debt and revolving credit agreement	12,000	—
Stock issued to employees, net of shares withheld	(852)	(897)
Dividends paid	(6,868)	(6,833)
Other, net	(263)	119

Net cash provided by (used in) financing activities	4,017	(7,611)

Cash (used in) provided by discontinued operations	(236)	43

(Decrease) increase in cash and cash equivalents	(32,677)	44,452
Cash and cash equivalents at beginning of year	46,929	12,994

Cash and cash equivalents at end of period	$14,252	$57,446

Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com